Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	813.213.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports Strong Second Quarter and Six-Month 2012 Results

Tampa, Fla. – (Aug. 1, 2012) – Homeowners Choice, Inc. (NASDAQ:HCII), a leading provider of homeowners’ insurance, reported results for the three and six months ended June 30, 2012.

Second Quarter 2012 - Financial Results

Income available to common stockholders in the second quarter of 2012 totaled $7.2 million or $0.74 diluted earnings per common share, an improvement from $1.9 million or $0.30 diluted earnings per common share in the second quarter of 2011.

Gross premiums earned in the second quarter of 2012 increased 72% to $53.8 million from $31.2 million in the same period in 2011. The increase was primarily due to policies acquired from HomeWise Insurance Company in November 2011.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the second quarter of 2012 increased 113% to $36.3 million from $17.0 million in the same period in 2011. Reinsurance costs in the second quarter of 2012 were 33% of the company’s gross premiums earned, compared with 45% during the same period in 2011. The percentage decrease in 2012 is primarily due to lower costs during the first two months of the quarter related to policies assumed from HomeWise in November 2011, which were subject to minimal reinsurance premiums.

Net investment income in the second quarter of 2012 was $302,000 compared with $507,000 in the same period in 2011. Losses and loss adjustment expenses during the second quarter of 2012 were $16.2 million compared with $10.5 million in the same period in 2011. Losses and loss adjustment expenses in the second quarter of 2012 included approximately $2.0 million related to claims from Tropical Storm Debby, which occurred in late June 2012. Policy acquisition and other underwriting expenses in the second quarter of 2012 were $5.9 million compared with $2.8 million in the comparable period in 2011. Other operating expenses, which include a variety of general and administrative costs, totaled $4.7 million in the second quarter of 2012 compared with $2.4 million in the second quarter of 2011.

Second Quarter 2012 - Financial Ratios

The company’s loss ratio applicable to the second quarter of 2012 (defined as loss and loss adjustment expenses related to net premiums earned) was 44.7% compared with 61.7% in the second quarter of 2011. The year-over-year decrease in the loss ratio is attributable to the substantial increase in gross premiums earned in the second quarter of 2012. The expense ratio applicable to the second quarter of 2012 (defined as policy acquisition and other underwriting expenses related to net premiums earned plus compensation, employee benefits and other operating expenses) was 29.4% compared with 30.1% in the same period in 2011.

Expressed as a percentage of gross premiums, the combined loss and expense ratio to gross premiums earned was 49.9% compared with 50.2% in the same period in 2011.

Six Months Ended June 30, 2012 - Financial Results

Income available to common stockholders for the six months ended June 30, 2012 totaled $14.0 million or $1.60 diluted earnings per common share, compared with $2.7 million or $0.43 diluted earnings per common share for the six months ended June 30, 2011.

Gross premiums earned for the six months ended June 30, 2012 increased 75% to $108.5 million from $62.1 million in the same period in 2011. Net premiums earned for the six months ended June 30, 2012 increased 127% to $76.6 million from $33.7 million in the same period in 2011. Reinsurance costs for the six months ended 2012 were 29% of the company’s gross premiums earned, compared with 46% during the same period in 2011. The percentage decrease in 2012 is primarily due to lower costs during the first five months of 2012 related to policies assumed from HomeWise, which were subject to minimal reinsurance premiums.

Net investment income for the six months ended June 30, 2012 and 2011 was $824,000 and $1.1 million, respectively. Losses and loss adjustment expenses for the six months ended June 30, 2012 and 2011 were $35.4 million and $20.9 million, respectively. Policy acquisition and other underwriting expenses for the six months ended June 30, 2012 were $12.5 million compared with $7.0 million for the six months ended June 30, 2011. Other operating expenses totaled $9.3 million in the six months ended June 30, 2012 compared with $4.5 million in the six months ended June 30, 2011.

Six Months Ended June 30, 2012 - Financial Ratios

The company’s loss ratio applicable to the six months ended June 30, 2012 was 46.1% compared with 62.1% in the six months ended June 30, 2011. The expense ratio applicable to the six months ended June 30, 2012 was 20.1% compared with 18.6% in the same period in 2011. Expressed as a percentage of gross premiums, the combined loss and expense ratio to gross premiums earned was 52.7% compared with 52.3% in the same period in 2011.

Management Commentary

“Performance in the second quarter of 2012 went as planned and we remain focused on executing on our long-term goals,” said Paresh Patel, Homeowners Choice chairman and chief executive officer.

Conference Call

Homeowners Choice will hold a conference call later today (Aug. 1, 2012) to discuss these financial results. The company’s chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:30 p.m. Eastern Daylight Time. A question and answer session will follow management’s presentation.

The conference call will be broadcast live on the following website at http://www.ir-site.com/hcpci/events.asp and will be available for replay until Nov. 2, 2012.

Those who wish to participate on the conference call should contact Jay Madhu, Homeowners Choice vice president of investor relations, at 1-813-405-3660 or jmadhu@hcpci.com.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Toll-Free Number: 1-877-407-9210

International Number: 1-201-689-8049

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice serves approximately 110,000 policyholders throughout Florida representing approximately $220 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell 2000 Index. Its warrants trade on the NASDAQ Global Market under the ticker symbol HCIIW. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance the company will successfully execute on its long-term goals. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At June 30, 2012	At December 31, 2011
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $38,363 and $34,147)	$40,141	34,642
Equity securities, available-for-sale, at fair value	8,669	5,207
Time deposits	7,184	12,427
Other investments	15,636	6,483

Total investments	71,630	58,759
Cash and cash equivalents	131,088	100,355
Accrued interest and dividends receivable	546	408
Premiums receivable	20,738	12,222
Assumed reinsurance balances receivable	—	1,687
Prepaid reinsurance premiums	26,484	14,169
Deferred policy acquisition costs	12,476	12,321
Property and equipment, net	10,586	10,499
Goodwill	161	161
Income taxes receivable	4,900	—
Deferred income taxes	—	2,368
Other assets	2,220	1,869

Total assets	$280,829	214,818

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	37,313	27,424
Unearned premiums	120,429	108,677
Advance premiums	9,004	2,132
Assumed reinsurance balances payable	1,389	—
Accrued expenses	4,439	3,478
Deferred income taxes	1,877	—
Dividends payable	104	218
Income taxes payable	—	4,956
Other liabilities	8,273	4,103

Total liabilities	182,828	150,988

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 592,324 and 1,247,700 shares issued and outstanding in 2012 and 2011, respectively	—	—
Preferred stock (no par value, 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,205,097 and 6,202,485 shares issued and outstanding in 2012 and 2011, respectively)	—	—
Additional paid-in capital	51,742	29,636
Retained earnings	45,179	33,986
Accumulated other comprehensive income	1,080	208

Total stockholders’ equity	98,001	63,830

Total liabilities and stockholders’ equity	$280,829	214,818

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue

Gross premiums earned	$53,772	31,218	$108,470	62,114
Premiums ceded	(17,497)	(14,174)	(31,826)	(28,396)

Net premiums earned	36,275	17,044	76,644	33,718

Net investment income	302	507	824	1,071
Policy fee income	1,028	667	1,543	854
Realized investment gains	9	140	30	293
Gain on bargain purchase	179	936	179	936
Other	1,062	187	1,287	658

Total revenue	38,855	19,481	80,507	37,530

Expenses

Losses and loss adjustment expenses	16,197	10,523	35,365	20,926
Policy acquisition and other underwriting expenses	5,915	2,780	12,500	7,043
Other operating expenses	4,734	2,357	9,252	4,484

Total expenses	26,846	15,660	57,117	32,453

Income before income taxes	12,009	3,821	23,390	5,077

Income taxes	4,747	1,520	9,160	1,983

Net income	$7,262	2,301	$14,230	3,094

Preferred stock dividends	(63)	(361)	(244)	(378)

Income available to common stockholders	$7,199	1,940	$13,986	2,716

Basic earnings per common share	$0.85	0.32	$1.89	0.44

Diluted earnings per common share	$0.74	0.30	$1.60	0.43

Dividends per common share	$0.20	0.10	$0.35	0.20